Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover and Sophie Pearson Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Bolsters Balance Sheet with $8.85 Million in Cash Proceeds from Bedford, MA Building Sale

BEDFORD, MASS. – July 6, 2022 – Aware, Inc. (NASDAQ: AWRE), a leading authentication company applying proven and trusted adaptive authentication to solve everyday business challenges with biometrics, has received $8.85 million in cash proceeds from the previously announced sale of its outdated building located in Bedford, MA. In April 2022, the Company leased a more modern building in Burlington, MA and plans to occupy the building before year end.

“As previously announced, we have closed our transaction with FDS Bedford, LLC for $8.85 million,” said David Barcelo, chief financial officer of Aware. “Netting more than $8 million after transaction-related expenses, Aware’s robust balance sheet continues to grow and provides us with additional flexibility to pursue both organic growth and strategic investment opportunities. We are excited about the additional capital as we continue to execute our multipronged strategy to transform into a subscription-based SaaS platform company.”

For additional details regarding the building sale, please refer to the Form 8-K filed on July 6, 2022 with the Securities and Exchange Commission.

About Aware

Aware is a global authentication company that validates and secures identities using proven and trusted adaptive biometrics. Aware’s software and software-as-a-service offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Aware’s algorithms are based on the most diverse data sets in the world and can be tailored to the unique security and requirements of each customer. The company empowers users to have control over identities through clear, intuitive opt-in/opt-out features, helping them feel secure and improving their lives. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. To learn more, visit https://www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as our expectations regarding our new product. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements, including the risks that (i) current and prospective customers do not purchase our new product in the quantities that we expect and (ii) our new product does not perform as well as we expect because of errors, defects or bugs. We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2021 and other reports and filings made with the Securities and Exchange Commission.

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Aware is a registered trademark of Aware, Inc.